EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CAMDEN PROPERTY TRUST

CAMDEN SPARKS, INC.

AND

SUMMIT PROPERTIES INC.

Dated as of October 4, 2004

TABLE CONTENTS

(ii)

SCHEDULES

Company Disclosure Schedule

Section	Title
3.1(a)	Existence; Good Standing; Authority; Compliance with Law
3.1(b)	Existence; Good Standing; Authority; Compliance with Law
3.1(c)	Existence; Good Standing; Authority; Compliance with Law
3.3(a)	Company Stock Option Plans
3.3(c)	Company Options
3.3(d)	Capitalization

(iii)

Section	Title
3.3(e)	Capitalization
3.3(f)	Capitalization
3.3(g)	Capitalization
3.3(h)	Capitalization
3.4	Subsidiaries
3.5	Other Interests
3.6	Consents and Approvals; No Violations
3.7	Company SEC Reports
3.8	Litigation
3.9	Absence of Certain Changes
3.10	Taxes
3.11	Properties
3.13(a)	Employee Programs
3.14	Labor and Employment Matters
3.18(a)	Material Contracts
3.18(b)	Loan Agreements
3.20	Definition of the Company’s Knowledge
3.22	Employee Payments
3.23	Employee Loans
5.1(c)	Conduct of Business by Company
5.1(c)	Existing Property Transactions
5.1(k)	Existing Litigation
6.6(b)	Officers’ and Directors’ Indemnification
6.9(a)	Employee Benefit Arrangements
6.9(c)	Company Obligations
7.1(d)	Regulatory Approvals

Parent Disclosure Schedule

Section	Title
4.1(a)	Existence; Good Standing; Authority; Compliance with Law
4.1(b)	Existence; Good Standing; Authority; Compliance with Law
4.1(c)	Existence; Good Standing; Authority; Compliance with Law
4.3(a)	Parent Share Option Plans
4.3(c)	Parent Options
4.3(d)	Capitalization
4.3(e)	Capitalization
4.3(f)	Capitalization
4.3(g)	Capitalization
4.3(h)	Capitalization
4.4	Subsidiaries
4.5	Other Interests
4.6	Consents and Approvals; No Violations
4.8	Litigation
4.9	Absence of Certain Changes
4.10	Taxes
4.11	Properties

(iv)

Section	Title
4.13(a)	Employee Programs
4.17	Material Contracts
4.19	Definition of the Company’s Knowledge
5.3	Conduct of Business by Parent

Exhibits

Exhibit A	–	Form of Affiliate Letter
Exhibit B	–	Form of Second Amended and Restated Agreement of Limited Partnership of Camden Properties Partnership, L.P.
Exhibit C	–	Form of Tax, Asset and Income Support Agreement
Exhibit D	–	Form of Limited Partner Registration Rights Agreement
Exhibit E	–	Form of Company Tax Opinion
Exhibit F	–	Form of Parent Tax Opinion

(v)

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 4, 2004, is made by and among Camden Property Trust, a Texas real estate investment trust (“Parent”), Camden Sparks, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“MergerCo”), and Summit Properties Inc., a Maryland corporation (the “Company”).

RECITALS

     WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Maryland General Corporation Law (the “MGCL”);

     WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

     WHEREAS, the Board of Trust Managers of Parent (the “Parent Board”) and the Board of Directors of MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and Parent has approved this Agreement and the Merger as the sole stockholder of MergerCo;

     WHEREAS, the parties intend that, for federal income tax purposes, the Merger shall be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

     WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) the Company shall be merged with and into MergerCo and the separate corporate existence of the Company shall thereupon cease and (b) MergerCo shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall remain a wholly owned subsidiary of Parent.

From and after the Effective Time, MergerCo shall succeed to and assume all the rights and obligations of the Company. The Merger shall have the effects specified in Section 252 of the DGCL and Section 3-114 of the MGCL.

     1.2 Certificate of Incorporation and Bylaws.

     (a) The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

     (b) The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such bylaws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be “Camden Sparks, Inc.”

     1.3 Effective Time. On the Closing Date, MergerCo and the Company shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DGCL and articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the MGCL. The Merger shall become effective upon the later of such time as the Certificate of Merger has been accepted for record by the DSOS or the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and the MGCL as the effective time of the Merger but not to exceed thirty (30) days after the Certificate of Merger is accepted for record by the DSOS and the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

     1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, or at such other place as agreed to by the parties hereto. Notwithstanding the foregoing, the parties agree that in no event will the Closing Date be prior to January 4, 2005.

     1.5 Tax Consequences. The parties intend that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

     1.6 Directors and Officers of the Surviving Corporation. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     1.7 Trust Managers of Parent. William B. McGuire, Jr. and William F. Paulsen, each currently serving as a director of the Company, shall be appointed to the Parent Board, effective as of the second (2nd) Business Day after the Effective Time, for a term expiring at the next annual meeting of the shareholders of Parent, and will be nominated by the Parent Board for election at the next annual meeting of the shareholders of Parent.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT COMPANIES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of MergerCo:

     (a) Each common share of beneficial interest, par value $0.01 per share, of Parent (“Parent Common Shares”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

     (b) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall constitute the only issued and outstanding shares of the Surviving Corporation.

     (c) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned by the Company, by any wholly owned Subsidiary of the Company or by Parent, MergerCo or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

     (d) Subject to Sections 2.3 and 2.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c)) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive, at the option of the holder, as contemplated by Section 2.3, either:

     (i) .6687 (as it may be adjusted pursuant to Section 2.1(f) or increased pursuant to Section 8.1(f) the “Exchange Ratio”) of a Parent Common Share (the “Share Consideration”); or

     (ii) an amount in cash equal to $31.20, without interest (the “Cash Consideration”).

     (e) The Share Consideration and the Cash Consideration and any cash payable in lieu of fractional Parent Common Shares pursuant to Section 2.6 are referred to collectively as the “Merger Consideration.” All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(d) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate.

     (f) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, the Exchange Ratio, the Share Consideration and the Cash Consideration shall be adjusted accordingly, without duplication, to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     2.2 Optional Termination. Notwithstanding the provisions of Section 2.1, the Company shall have the right to terminate this Agreement pursuant to and under the circumstances set forth in Section 8.1(f) hereof, unless Parent elects, at its option, to increase the Exchange Ratio as described in such Section 8.1(f) in which case the term “Share Consideration” shall for all purposes under this Agreement thereafter mean such increased number of Parent Common Shares.

     2.3 Election Procedure.

     (a) As soon as practicable following the date of this Agreement, Parent shall designate American Stock Transfer & Trust Company or another agent reasonably acceptable to Parent and the Company to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure described in this Section 2.3 and the exchange procedure described in Section 2.4.

     (b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”) and shall contain a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates therefore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent), for mailing with the Joint Proxy Statement/Prospectus.

     (c) The Election Form shall be mailed with the Joint Proxy Statement/ Prospectus to the record holders of shares of Company Common Stock as of the record date for the Company Stockholders Meeting. The Company shall also use its reasonable efforts to make the Election Form and the Joint Proxy Statement/Prospectus available to all Persons who become holders of shares of Company Common Stock during the period between such record date and the Election Deadline.

     (d) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

     (i) to elect to receive the Share Consideration for one or more shares of Company Common Stock held by such holder (the “Share Election Shares”);

     (ii) to elect to receive the Cash Consideration for one or more shares of Company Common Stock held by such holder (the “Cash Election Shares”); and

     (iii) to indicate that such holder makes no such election with respect to one or more shares of Company Common Stock held by such holder (the “Non-Election Shares”).

     (e) Nominee record holders who hold shares of Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares of Company Common Stock held by the nominee will be Share Election Shares, Cash Election Shares or Non-Election Shares, respectively.

     (f) If a holder of shares of Company Common Stock either (i) does not submit a properly completed Election Form prior to the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be treated as Non-Election Shares.

     (g) Any election to receive the Share Consideration or the Cash Consideration shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates, provided such Certificates are in fact delivered to the Exchange Agent within three (3) NYSE trading days after the date of execution of such guarantee of delivery) representing all shares of Company Common Stock covered thereby. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall be deemed to be automatically revoked if this Agreement is terminated in accordance with Article VIII. Any Certificate or Certificates representing shares of Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent.

     (h) The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent, MergerCo, the Company nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

     (i) By the later of (i) the Effective Time or (ii) seven (7) days after the Election Deadline, the Exchange Agent shall effect an allocation of the Share Consideration and the Cash Consideration in accordance with the Election Forms as follows:

     (i) If the number of Cash Election Shares times the Cash Consideration is less than the Aggregate Cash Consideration, then:

     (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

     (B) Non-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration. If less than all of the Non-Election Shares need to be treated as Cash Election Shares, in order to have the total number of Cash Election Shares times the Cash Consideration equal the Aggregate Cash Consideration, then the Exchange Agent shall select which Non-Election Shares shall be treated as Cash Election Shares in accordance with Section 2.3(j), and all remaining Non-Election Shares shall thereafter be treated as Share Election Shares;

     (C) if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection, and the total number of Cash Election Shares (including any Non-Election Shares treated as such) times the Cash Consideration remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert (on a pro rata basis as described in Section 2.3(j) below) a sufficient number of Share Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares (including any Non-Election Shares treated as such) plus the number of Reallocated Cash Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

     (D) the Share Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Share Consideration.

     (ii) If the number of Cash Election Shares times the Cash Consideration is greater than the Aggregate Cash Consideration, then:

     (A) all Share Election Shares and all Non-Election Shares shall be converted into the right to receive the Share Consideration;

     (B) the Exchange Agent shall convert (on a pro rata basis as described in Section 2.3(j) below) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive the Share Consideration; and

     (C) the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

     (iii) If the number of Cash Election Shares times the Cash Consideration is equal to the Aggregate Cash Consideration, then Sections 2.3(i)(i) and 2.3(i)(ii) above shall not apply and all Non-Election Shares and all Share Election Shares will be converted into the right to receive the Share Consideration.

     (j) In the event that the Exchange Agent is required pursuant to Section 2.3(i)(i)(C) to convert some Share Election Shares into Reallocated Cash Shares, each holder of Share Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 2.3(i)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event the Exchange Agent is required pursuant to Section 2.3(i)(i)(B) or Section 2.3(i)(ii)(A) to convert some Non-Election Shares into Cash Election Shares or Share Election Shares, as the case may be, such conversion shall be allocated on a pro rata basis among Non-Election Shares.

     2.4 Exchange Procedure.

     (a) Prior to the Effective Time, for the benefit of the holders of Certificates, Parent shall deliver to the Exchange Agent (i) certificates representing Parent Common Shares sufficient to deliver the aggregate Share Consideration and (ii) the Aggregate Cash Consideration payable pursuant to this Article II in exchange for Certificates representing Cash Election Shares. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

     (b) After completion of the allocation referred to in Section 2.3(i), each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to receive (i) a certificate or certificates representing the number of whole Parent Common Shares into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted into Share Election Shares pursuant to this Agreement, (ii) the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted into Cash Election Shares pursuant to this Agreement and (iii) the right to receive any other distribution paid with respect to shares of Company Common Stock prior to the Effective Time, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Share Consideration or the right to receive the Cash Consideration into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for the Share Consideration or the Cash Consideration or both, as hereinabove provided. No dividends on Parent Common Shares that have been declared will be remitted to any Person entitled to receive Parent Common Shares under this Agreement until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

     (c) Appropriate transmittal materials in a form satisfactory to Parent and the Company (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock as of the Effective Time who did not previously submit a properly completed Election Form. Parent shall not be obligated to deliver cash and/or a certificate or certificates representing Parent Common Shares to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent or the Exchange Agent. If any certificates evidencing Parent Common Shares are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of the Share Consideration or Cash Consideration delivered to the Exchange Agent by Parent pursuant to Section 2.4(a) that remains unclaimed by the stockholders of the Company for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of Company who have not theretofore complied with Sections 2.3(b) or 2.4(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

     (e) Parent and/or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to the holders of shares of Company Common Stock such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax law, or any provision of state, local or foreign tax law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Company Common Stock in respect of which such deduction or withholding was made.

     2.5 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of shares of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the Merger Consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

     2.6 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional Parent Common Shares shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying (x) the fractional share interest to which such holder would otherwise be entitled by (y) the average closing price of a Parent Common Share on the NYSE on the five (5) trading days immediately preceding the Effective Time (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     2.7 Company Stock Options and Related Matters.

     (a) At the Effective Time, each then outstanding option to purchase shares of Company Common Stock (“Company Option”) under any employee stock option or compensation plan or arrangement of the Company (the “Company Stock Option Plans”) whether or not exercisable at the Effective Time and regardless of the exercise price thereof, will be cancelled, effective as of the Effective Time, in exchange for the right to receive at the Effective Time a single lump sum cash payment, equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Option Payment over the exercise price per share of such Company Option; provided that if the exercise price per share of any such Company Option is equal to or greater than the Option Payment, such Company Option shall be canceled without any cash payment being made in respect thereof. All payments under this Section 2.7(a) shall be subject to any applicable withholding tax. For purposes of this Section 2.7, the “Option Payment” shall mean the sum of (x) $13.8057 plus (y) the product of the Average Parent Common Share Price times the Exchange Ratio times the quotient of (A) the Share Election Shares (after giving effect to any reallocation pursuant to Section 2.3) multiplied by the Exchange Ratio multiplied by the Average Parent Common Share Price (the “Aggregate Share Consideration Value”), divided by (B) the sum of the Aggregate Cash Consideration plus the Aggregate Share Consideration Value; provided that any adjustment to the Exchange

Ratio pursuant to Section 8.1 (f) or otherwise and any reallocation of the Merger Consideration pursuant to Section 2.3 shall be taken into account.

     (b) Parent and MergerCo acknowledge that all restricted stock awards granted under the Company Stock Option Plans shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

     (c) The Company shall take all actions necessary to assure that (i) all outstanding rights under the Company’s 1996 Non-Qualified Employee Stock Purchase Plan (the “Company ESPP”) will be exercised immediately prior to the Effective Time on a final purchase date under such plan determined in accordance with such plan and (ii) the Company ESPP will terminate concurrently with such exercise of the outstanding rights thereunder. All such shares of Company Common Stock issued under the Company ESPP upon such exercise shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

     (d) The Company shall, as soon as reasonably practicable following the date hereof, take all actions necessary to suspend or terminate the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Company DRIP”), and thereafter will not issue any shares of Company Common Stock under the Company DRIP.

     (e) Parent and MergerCo acknowledge that all stock awards granted pursuant to those certain performance based stock award agreements as forth in Section 3.3 of the Company Disclosure Schedule will no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and MergerCo (the “Company Disclosure Schedule”) the Company represents and warrants to Parent and MergerCo as follows:

     3.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) Each of the Company Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no other Subsidiaries other than the Company Subsidiaries.

     (c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Company Material Adverse Effect.

     (d) The Company has previously provided or made available to Parent true and complete copies of the articles of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as in effect on the date of this Agreement.

     3.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of shares of Company Common Stock, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     (b) The Company Board has amended the Shareholder Rights Agreement, dated as of December 14, 1998, between the Company and First Union National Bank, as Rights Agent thereunder (the “Company Rights Agreement”), prior to the execution of this Agreement so as to provide that (i) (A) none of Parent nor MergerCo nor any of their affiliates or associates will become an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) no “Stock Acquisition Date” or “Distribution Date” (each as defined in the Company Rights Agreement) will occur, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the Effective Time.

     3.3 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 25,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”), and 25,000,000 shares of excess stock, par value $0.01 per share (“Company Excess Stock”). As of September 29, 2004 (i) 31,465,627 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Excess Stock were issued and outstanding, (iv) 3,000,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company’s Stock Option Plans, which are listed in Section 3.3(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in the Company Stock Option Plans, (v) 1,744,600 Company Options were outstanding, (vi) 3,342,504 shares of Company Common Stock were reserved for issuance pursuant to the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership, (vii) 2,200,000 shares of Company Preferred Stock have been designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock and reserved for issuance pursuant to the Partnership Agreement, and (viii) 122,211 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Stock Option Plan in connection with the grant of performance stock awards. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule and except for the Company Options (all of which have been issued under the Company Stock Option Plans), as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company. Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Options, including the name of the Person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option, and the vesting schedule for each Company Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(c) have been furnished or made available to Parent.

     (d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the restricted stock awards granted under the Company Stock Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(d) have been furnished or made available to Parent. The Company has not issued any stock appreciation rights or “phantom” stock.

     (e) Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

     (f) Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

     (g) Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     (h) The Company is the sole general partner of Summit Partnership, L.P., a Delaware limited partnership (the “Partnership”). As of September 29, 2004, the Company owned a 1% general partnership interest in the Partnership and a 89.3% limited partnership interest in the Partnership. As of September 29, 2004, the Limited Partners as defined in the Partnership Agreement (not including the limited partner interests held by the Company) owned a 9.7% limited partnership interest in the Partnership. Section 3.3(h) of the Company Disclosure Schedule sets forth a list of the holders of all units of partnership interests in the Partnership (“OP Units”), such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of OP Units held. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of Company, the partnership interests owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

     3.4 Subsidiaries. Section 3.4 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule and except for the OP Units listed on Section 3.3(h) of the Company Disclosure Schedule, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances.

     3.5 Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 3.4 of the Company Disclosure Schedule and except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

     3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Company Disclosure Schedule, assuming the adoption and approval of this Agreement by the stockholders of the Company and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, and state securities or state “blue sky” laws, (b) for filing of the Certificate of Merger and the Articles of Merger and (c) as otherwise set forth in Section 3.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) result in a violation or breach by the Company of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or (C) have a Company Material Adverse Effect.

     3.7 SEC Reports.

     (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, each of the Company and the Partnership has filed all required forms, and reports with the SEC since January 1, 2001 (collectively, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries, or the Partnership, as the case may be, as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company or the Partnership, as the case may be, included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries, or the Partnership, as the case may be, for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. Except for the Partnership, no Company Subsidiary is required to file any form or report with the SEC. The certificates of the Chief Executive Officer and Chief Financial Officer of the Company or the Partnership, as the case may be, required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to the Company SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Company SEC Report, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

     3.8 Litigation. Except as set forth in the Company SEC Reports or in Section 3.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

     3.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or in Section 3.9 of the Company Disclosure Schedule, since December 31, 2003 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP.

     3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company (i) for all taxable years commencing with December 31, 1994 through December 31, 2003 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2003 to the date hereof, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the most recent financial statements contained in the Company SEC Reports reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal, state and local Tax Returns for the Company and each Company Subsidiary with respect to the taxable years commencing on or after January 2001 and all written communications with any taxing authority relating to such Tax Returns requested by Parent, MergerCo or their respective representatives have been delivered or made available to representatives of Parent. To the knowledge of the Company, and except as set forth in Section 3.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending. The Partnership is and has been for all prior periods taxable as a partnership and not as an association taxable as a corporation for federal income tax purposes. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no Tax Protection Agreements. For purposes of this Section 3.10 “Tax Protection Agreements” shall mean any agreement to which the Company or any Company Subsidiary is a party pursuant to which (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; (c) limited partners of the Partnership have guaranteed debt of the Partnership; and/or (d) any other agreement that would require the general partner of the Partnership to consider separately the interests of the limited partners.

     3.11 Properties. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns fee simple title to each of the real properties identified on Schedule 3.11 of the Company Disclosure Schedule (the “Company Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”). The Company Properties (other than the Company Properties under development) are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) Encumbrances and Property Restrictions set forth in the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company’s or the applicable Company Subsidiaries’ fee simple title to the Company Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as set forth in Schedule 3.11 to the Company Disclosure Schedule, (i) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually, or in the aggregate, have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have a Company Material Adverse Effect; (iii) there are no material structural defects relating to any of the Company Properties, except for any structural defects which would not, individually, or in the aggregate, have a Company Material Adverse Effect; (iv) there are no Company Properties whose building systems are not in working order in any material respect, except for those which would not, individually, or in the aggregate, have a Company Material Adverse Effect; or (v) there is no physical damage to the Company Properties, except for such physical damage, which would not, individually, or in the aggregate, have a Company Material Adverse Effect.

     3.12 Environmental Matters. The Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Company Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. The Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws, and, to the Company’s knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB’s, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

     3.13 Employee Benefit Plans.

     (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (“Employee Programs”), currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

     (b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

     (c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code,

except as would not, individually or in the aggregate, have a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

     (d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

     (e) Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

     (f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

     (g) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no Plan provides for medical benefits (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

     3.14 Labor and Employment Matters.

     (a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

     (b) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortuous conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment relationship.

     3.15 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained J.P. Morgan Securities Inc. as its financial advisor in connection with the Merger. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and J.P. Morgan Securities Inc. relating to the Merger, which agreements disclose all fees payable by the Company or any of its Affiliates to J.P. Morgan Securities Inc.

     3.16 Opinion of Financial Advisor. The Company has received an opinion of J.P. Morgan Securities Inc. to the effect that the Merger Consideration is fair to the holders of shares of Company Common Stock from a financial point of view.

     3.17 Vote Required. The affirmative vote of the holders of majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary, except for the consent required by holders of OP Units, necessary to adopt this Agreement or approve the Merger.

     3.18 Material Contracts.

     (a) Except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, the Company SEC Reports list all Material Contracts. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.18 of the Company Disclosure Schedule and except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect, nor, except as set forth in Schedule 3.18(a) of the Company Disclosure Schedule, will the consummation of the Merger result, to the Company’s knowledge, in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a material benefit that would not, individually or in the aggregate result in a Company Material Adverse Effect.

     (b) Except for any of the following expressly identified in the Company SEC Reports, Schedule 3.18(b) of the Company Disclosure Schedule sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries, other than Indebtedness payable to the Company or a Company Subsidiary or to any third-party partner or joint venturer in any Company Subsidiary and (y) the respective principal amounts outstanding thereunder on September 30, 2004.

     3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance). There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     3.20 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.20 of the Company Disclosure Schedule.

     3.21 Joint Proxy Statement/Prospectus and Proxy Solicitation Material; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Proxy Solicitation Material, and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company and first mailed to the shareholders of Parent, and on the date the Proxy Solicitation Material is first mailed to the limited partners of the Partnership, or at the time of either of the Company Stockholders’ Meeting or the Parent Shareholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein.

     3.22 No Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, there is no employment or severance payment payable or other benefit due on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of the Company or any Company Subsidiary.

     3.23 Employee Loans. Schedule 3.23 of the Company Disclosure Schedule sets a true, complete and correct list of all outstanding loans made by the Company or any Company Subsidiary to any of its respective employees or directors, including the name of such Person, the amount of such loan and the number of shares of Company Common Stock that secure such loan. True and complete copies of all loan instruments referred to in this Section 3.23 have been furnished or made available to Parent. Except as indicated on Schedule 3.23 of the Company Disclosure Schedule, each such loan is full recourse to the maker thereof and, except as indicated

on Schedule 3.23 of the Company Disclosure Schedule, will be payable within 120 days of the termination of such maker’s employment with the Company or a Company Subsidiary.

     3.24 Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     3.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGERCO

     Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company (the “Parent Disclosure Schedule”), Parent and MergerCo jointly and severally hereby represent and warrant to the Company as follows:

     4.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Texas. Except as set forth in Section 4.1(a) of Parent Disclosure Schedule, Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) Each of Parent Subsidiaries listed in Section 4.1(b) of the Parent Disclosure Schedule (the “Parent Subsidiaries”) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has no other Subsidiaries other than Parent Subsidiaries.

     (c) Except as set forth in Section 4.1(c) of the Parent Disclosure Schedule, neither Parent nor any of Parent Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would have a Parent Material Adverse Effect. Parent and Parent Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not have a Parent Material Adverse Effect.

     (d) Parent has previously provided or made available to the Company true and complete copies of the declaration of trust and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of Parent and each of Parent Subsidiaries as in effect on the date of this Agreement.

     4.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

     (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the approval of this Agreement by the holders of Parent Common Shares, the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Share Consideration) have been duly authorized by all necessary corporate action on behalf of Parent. In connection with the foregoing, Parent Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statue or similar federal or state statute inapplicable to this Agreement the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

     4.3 Capitalization.

     (a) The authorized capital shares of Parent consists of 100,000,000 Parent Common Shares and 10,000,000 preferred shares of beneficial interest, par value $0.01 per share (“Parent Preferred Shares”). As of September 29, 2004, (i) 39,940,049 Parent Common Shares were issued and outstanding, (ii) no Parent Preferred Shares were issued and outstanding, (iii) 3,839,001 Parent Common Shares were authorized and reserved for issuance pursuant to employee share option or compensation plans or arrangements of Parent (“Parent Share Option Plans”), all of which are listed in Section 4.3(a) of the Parent Disclosure Schedule, subject to adjustment on the terms set forth in Parent Share Option Plans, (iv) 1,903,909 options (“Parent Options”) to purchase Parent Common Shares, under any Parent Share Option Plan, were outstanding, (v) 2,436,544 Parent Common Shares (“Parent OP Shares”) were reserved for issuance pursuant to the Third Amended and Restated Partnership Agreement of Parent Partnership and the Amended and Restated Limited Liability Company Agreement of Oasis Martinique, LLC (collectively, the “Parent Partnership Agreements”), (vi) 450,783 unvested restricted Parent Common Shares were granted, (vii) 2,068,647 Parent Common Shares were held in Parent’s rabbi trust, (viii) 4,000,000 Parent Preferred Shares have been designated as 8.25% Series C Cumulative Redeemable Perpetual Preferred Shares, and all of which are reserved for issuance, (ix) 2,120,000 Parent Preferred Shares have been designated as 7.0% Series B Cumulative Redeemable Preferred Shares, 700,000 of which are reserved for issuance, and (x) 8,619,894 Parent Common Shares were held in the treasury of Parent. As of the date of this Agreement, Parent had no Parent Common Shares reserved for issuance other than as described above. All such issued and outstanding capital shares of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

     (c) Except for Parent Options (all of which have been issued under Parent Share Option Plans) and Parent OP Shares, as of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent to issue, transfer or sell any capital shares of Parent. Section 4.3(c) of the Parent Disclosure Schedule sets forth a true, complete and correct list of Parent Options, including the name of the Person to whom such Parent Options have been granted, the number of shares subject to each Parent Option, the per share exercise price for each Parent Option, and the vesting schedule for each Parent Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(c) have been furnished or made available to the Company.

     (d) Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete list of the restricted share awards granted under Parent Share Option Plans. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 4.3(d) have been furnished or made available to the Company.

     (e) Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of any voting shares of Parent or which restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

     (f) Except as set forth in Section 4.3(f) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of Parent or any Parent Subsidiary.

     (g) Except as set forth in Section 4.3(g) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

     (h) Camden Operating GP, Inc., a Delaware corporation and a wholly owned subsidiary of Parent is the general partner of Camden Operating, L.P., a Delaware limited partnership (“Parent Partnership”). As of September 29, 2004, Commodore Operating GP, Inc. owns a 1% general partnership interest in Parent Partnership and an 83.2% common limited partnership interest in Parent Partnership. Section 4.3(h) of the Parent Disclosure Schedule sets forth a list of the holders of all units of partnership interests in Parent Partnership and Oasis Martinique, LLC (“Parent OP Units”), such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of Parent OP Units held. There are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent Partnership to issue, transfer or sell any partnership interests of Parent Partnership. Except as set forth in Section 4.3(h) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent Partnership to repurchase, redeem or otherwise acquire any partnership interests of Parent Partnership. Except as set forth on Section 4.3(h) of the Parent Disclosure Schedule, the partnership interests owned by Parent and, to the knowledge of Parent, the partnership or membership interests owned by limited partners of the Parent Partnership and Oasis Martinique, LLC, are subject only to the restrictions on transfer set forth in the Parent Partnership Agreements, and those imposed by applicable securities laws.

     4.4 Subsidiaries. Section 4.4 of the Parent Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except for the Parent OP Units listed on Section 4.3(h) of the Parent Disclosure Schedule, all issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly or indirectly by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances.

     4.5 Other Interests. Except for the interests in Parent Subsidiaries set forth in Section 4.5 of the Parent Disclosure Schedule, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

     4.6 Consents and Approvals; No Violations. Assuming the adoption and approval of this Agreement by the shareholders of Parent and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, and state securities or state “blue sky” laws, (b) for filing of the Articles of Merger and (c) as otherwise set forth in Section 4.6 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent of its material obligations under this Agreement or (C) have a Parent Material Adverse Effect.

     4.7 SEC Reports. Parent has filed all required forms, and reports with the SEC since January 1, 2001 (collectively, the “Parent SEC Reports”), all of which were prepared in all material respects in accordance with the Securities Laws. As of their respective dates, Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments which would not be material in amount or effect. No Parent Subsidiary is required to file any form or report with the SEC. The certificates of the Chief Executive Officer and Chief Financial Officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

     4.8 Litigation. Except as set forth in Parent SEC Reports or in Section 4.8 of Parent Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries and (b) neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Merger, (ii) otherwise prevent or materially delay performance by Parent of any of its material obligations under this Agreement or (iii) have a Parent Material Adverse Effect.

     4.9 Absence of Certain Changes. Except as disclosed in Parent SEC Reports or in Section 4.9 of the Parent Disclosure Schedule, since December 31, 2003 through the date hereof, Parent and Parent Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent; (b) any Commitment entered into by Parent or any of Parent Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (c) any material change in Parent’s accounting principles, practices or methods, except insofar as may have been required by a change in GAAP.

     4.10 Taxes. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, each of Parent and Parent Subsidiaries (a) has timely filed (or had filed on their behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (b) has paid (or had paid on their behalf) all Taxes shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent (i) for all taxable years commencing with its formation through December 31, 2003 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since December 31, 2003 to the date hereof, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, the most recent financial statements contained in the Parent SEC Reports reflect, to the knowledge of Parent, an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns. True, correct and complete copies of all federal, state and local Tax Returns and reports for Parent and each Parent Subsidiary with respect to the taxable years commencing on or after January 2001 and all written communications relating thereto requested by the Company or its employees, agents or representatives have been delivered or made available to representatives of the Company. To the knowledge of Parent, and except as set forth in Section 4.10 of the Parent Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of Parent Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending. The Parent Partnership and Oasis Martinique, LLC are each taxable as a partnership and not as an association taxable as a corporation for federal income tax purposes.

     4.11 Properties. Except as provided on Schedule 4.11 of the Parent Disclosure Schedule, Parent or one of Parent Subsidiaries owns fee simple title to each of the real properties identified on Schedule 4.11 of Parent Disclosure Schedule (the “Parent Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Encumbrances. The Parent Properties (other than the Parent Properties under development) are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the Parent Disclosure Schedule, (ii) Property Restrictions

imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Parent Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys or which would be shown on current title reports or current surveys and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Parent Properties subject thereto or affected thereby, and do not otherwise have a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Parent Material Adverse Effect, valid policies of title insurance have been issued insuring Parent’s or the applicable Parent Subsidiaries’ fee simple title to the Parent Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided on Schedule 4.11 to the Parent Disclosure Schedule, (i) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Parent Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (ii) neither Parent nor any Parent Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Parent Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (iii) there are no material structural defects relating to any of the Parent Properties, except for any structural defects which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; (iv) there are no Parent Properties whose building systems are not in working order in any material respect, except for those which would not, individually, or in the aggregate, have a Parent Material Adverse Effect; or (v) there is no physical damage to the Parent Properties, except for such physical damage, which would not, individually, or in the aggregate, have a Parent Material Adverse Effect.

     4.12 Environmental Matters. Parent and the Parent Subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either individually or in the aggregate, would not have a Parent Material Adverse Effect. There is no administrative or judicial enforcement proceeding pending, or to the knowledge of Parent threatened, against Parent or any Parent Subsidiary under any Environmental Law. Neither Parent nor any Parent Subsidiary or, to the knowledge of Parent, any legal predecessor of Parent or any Parent Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither Parent nor any Parent Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. Parent has no knowledge of any release on the real property owned or leased by Parent or any Parent Subsidiary or predecessor entity of Hazardous

Materials in a manner that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws, and, to Parent’s knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB’s, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by Parent or any Parent Subsidiary or predecessor entity or facilities utilized by Parent or Parent Subsidiaries.

     4.13 Employee Benefit Plans.

     (a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a list of all Employee Programs currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Parent or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to Parent’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

     (b) With respect to each Employee Program, Parent has provided, or made available, to the Company (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

     (c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37).

     (d) Full payment has been made, or otherwise properly accrued on the books and records of Parent and any ERISA Affiliate, of all amounts that Parent and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Parent through the Closing Date.

     (e) Neither Parent, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Parent, or an ERISA Affiliate, nor, to the knowledge of Parent, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

     (f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of Parent, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

     (g) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, no Plan provides for medical benefits (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

     4.14 Labor and Employment Matters.

     (a) Neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Parent, or any of the Parent Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to their business. To Parent’s knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of the Parent Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

     (b) Except as set forth in Section 4.14 of the Parent Disclosure Schedule, there are no proceedings pending or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries in any forum by or on behalf of any present or former employee of Parent or any of the Parent Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortuous conduct on the part of Parent of any of the Parent Subsidiaries in connection with the employment relationship.

     4.15 No Brokers. Neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that Parent has retained Deutsche Bank Securities Inc.

     4.16 Vote Required. The affirmative vote of the holders of a majority of the outstanding Parent Common Shares is the only vote of the holders of any class or series of capital shares of Parent necessary to adopt and approve this Agreement.

     4.17 Material Contracts.

     (a) Except as set forth in Schedule 4.17(a) of the Parent Disclosure Schedule, the Parent SEC Reports list all Material Contracts. To Parent’s knowledge, neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except as set forth on Schedule 4.17 of the Parent Disclosure Schedule and except for violations or defaults that would not, individually or in the aggregate, result in a Parent Material Adverse Effect, nor, except as set forth on Schedule 4.17(a) of the Parent Disclosure Schedule, will the consummation of the Merger result, to Parent’s knowledge, in any third party having any right of termination, amendment, acceleration, or cancellation of or loss or change in a material benefit under any Material Contract, except for such terminations, amendments, accelerations, cancellations, losses or changes in a material benefit that would not, individually or in the aggregate result in a Parent Material Adverse Effect.

     (b) Except for any of the following expressly identified in the Parent SEC Reports, Schedule 4.17(b) of the Parent Disclosure Schedule sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material Indebtedness of Parent or any of the Parent Subsidiaries, other than Indebtedness payable to Parent or a Parent Subsidiary or to any third-party partner or joint venturer in any Parent Subsidiary and (y) the respective principal amounts outstanding thereunder on September 30, 2004.

     4.18 Insurance. Parent maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance). There is no claim by Parent or any Parent Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) would have, individually or in the aggregate, a Parent Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by Parent with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

     4.19 Definition of Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.19 of the Parent Disclosure Schedule.

     4.20 Joint Proxy Statement/Prospectus; Parent Information. The information relating to Parent and Parent Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, and any other documents filed with the SEC in connection herewith, will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent and the Company or at the time of either of Parent Shareholders Meeting or the Company Stockholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by Parent or MergerCo with respect to the information supplied by the Company for inclusion therein.

     4.21 Required Financing. Parent and MergerCo have received a financing commitment letter (the “Financing Letter”), which, along with Parent’s other financing resources, will provide sufficient funds, and at the Closing, Parent will have sufficient funds, to (a) pay the Cash Consideration pursuant to Section 2.1, (b) to the extent necessary, refinance the outstanding indebtedness of the Company, and (c) pay any and all fees and expenses in connection with the Merger or the financing thereof. Parent and MergerCo believe that all conditions to such financing commitment or will be satisfied or waived prior to the Closing Date (and in all events by the Drop Dead Date). Each of Parent and MergerCo acknowledge that the Company has relied upon Parent’s and MergerCo’s belief in connection with the Company’s execution of this Agreement. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent has provided to the Company a true, complete and correct copy of the Financing Letter, and all amendments thereto, executed by the lender (the “Lender”). Parent will provide to the Company any amendments to the Financing Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

     4.22 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV, Parent makes no representations or warranties, and Parent hereby disclaims any other representations or warranties, with respect to Parent, Parent Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER.

     5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within five (5) Business Days to the Company’s communications soliciting such agreement from Parent)):

     (a) (i) split, combine or reclassify any shares of capital stock of the Company or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for: (A) subject to Section 6.14, a regular, quarterly cash dividend at a rate not in excess of $0.3375 per share of Company Common Stock, declared and paid in accordance with past practice, and corresponding regular quarterly distributions payable to holders of OP Units; (B) distributions payable to holders of Series C Cumulative Redeemable Perpetual Preferred Units (the “Series C Units”); (C) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company and (D) the acceleration of the payment of the regular, quarterly 2004 fourth quarter dividend into December 2004.

     (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their present terms, (ii) the issuance of shares of Company Common Stock pursuant to and in accordance with the terms of the Company ESPP in effect as of the date of this Agreement, (iii) under the Company Rights Agreement in accordance with its terms (iv) the issuance of Company Common Stock in exchange for OP Units pursuant to the Partnership Agreement or (v) the issuance of any stock of any class in connection with a redemption of the Series C Units;

     (c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule (which sets forth a true, complete and correct list of all existing obligations in effect to purchase or sell real property and the purchases or sale price thereof), acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof, provided that such transaction is consummated in accordance in all material respects with the provisions of such obligations, including but not limited to such purchase or sale price;

     (d) except in the ordinary course of business pursuant to credit facilities in existence as of the date hereof, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, in excess of $1,000,000 individually, or in excess of $5,000,000 in the aggregate;

     (e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

     (f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

     (g) except as required by law, (i) enter into, adopt, amend or terminate any Employee Program, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

     (h) grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement; provided, however; that the Company may accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or awards in order to facilitate such accelerated vesting and/or payments;

     (i) except to the extent required to comply with its obligations hereunder or with applicable law, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

     (j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

     (k) except as set forth in Section 5.1(k) of the Company Disclosure Schedule, provided that such settlement does not exceed the amounts accrued therefor in the most recent balance sheet of the Company set forth in the Company SEC Reports, settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $500,000;

     (l) amend any term of any outstanding security of the Company or any Company Subsidiary;

     (m) other than in the ordinary course of business, modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

     (n) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice; or

     (o) enter into an agreement to take any of the foregoing actions.

     5.2 Distribution by Company of REIT Taxable Income. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company shall declare and pay a dividend to its stockholders distributing cash in an amount equal to the Company’s estimated “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code and reflecting any dividends previously paid during the tax year that would be expected to give rise to a dividends paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 5.2) for the tax year of the Company ending with the Merger, plus any other amounts determined by the Company in its sole discretion to be required to be distributed in order for the Company to qualify as a REIT for such year and to avoid to the extent reasonably possible the incurrence of income or excise tax by the Company.

     5.3 Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Parent shall use its commercially reasonable efforts to, and shall cause each of Parent Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, neither Parent nor any of Parent Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.3 of the Parent Disclosure Schedule, or to the extent that the Company shall otherwise consent in writing (it being understood that the Company shall respond within five (5) Business Days to Parent’s communications soliciting such agreement from the Company)):

     (a) (i) split, combine or reclassify any capital shares of Parent or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares, or property or any combination thereof) in respect of any capital shares of Parent, except for (A) subject to Section 6.14 hereof, a regular, quarterly cash dividend at a rate not in excess of $.6125 per Parent Common Share, declared and paid in accordance with past practice, and corresponding regular quarterly distributions payable to holders of Parent OP Units in an amount not to exceed the amount payable to the shareholders of Parent in such quarter; (B) distributions payable to holders of preferred units in Parent Partnership; and (C) dividends or distributions, declared, set aside or paid by any Parent Subsidiary to Parent or any Parent Subsidiary that is, directly or indirectly, wholly owned by Parent;

     (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights) other than the (i) issuance of Parent Common Shares upon the exercise of Parent Options outstanding on the date of this Agreement in accordance with their present terms, or (ii) the issuance of Parent Common Shares pursuant to and in accordance with the terms of the Parent Partnership Agreements;

     (c) except as set forth in Section 5.3 of the Parent Disclosure Schedule or for acquisitions and dispositions of real property with an aggregate net sale price of less than $250,000,000, acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to Parent or any of Parent Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof;

     (d) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Company prior to any such change);

     (e) except to the extent required to comply with its obligations hereunder or with applicable law, not to, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

     (f) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Parent Subsidiaries);

     (g) amend any term of any outstanding security of Parent or any Parent Subsidiary; and

     (h) enter into an agreement to take any of the foregoing actions.

ARTICLE VI

COVENANTS

     6.1 Preparation of the Joint Proxy Statement/Prospectus; Stockholders Meetings.

     (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement in preliminary form and Parent shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”) (together, the “Joint Proxy Statement/Prospectus”) and the Partnership will prepare and file with the SEC proxy solicitation materials (the “Proxy Solicitation Materials”) soliciting, among other things, approval of the Second Amended and

Restated Limited Partnership Agreement of the Partnership (the “Amended Partnership Agreement”) and the transfer of the Company’s general partnership interest in the Partnership to MergerCo, and each of the Company, Parent, and the Partnership shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act and Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Proxy Solicitation Materials or the Merger.

     (b) If, at any time prior to the receipt of the approval of the stockholders of the Company or the limited partners of the Partnership (collectively, “Company Equityholder Approval”) or the receipt of the approval of the shareholders of Parent (“Parent Shareholder Approval”), any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, as applicable, and, as required by law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders, the Company’s stockholders or the limited partners of the Partnership.

     (c) If, at any time prior to the receipt of the Company Equityholder Approval or Parent Shareholder Approval, any event occurs with respect to Parent or any Parent Subsidiary, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement/Prospectus or the Proxy Solicitation Materials, as applicable, and, as required by law, in disseminating the information contained in such amendment or supplement to Parent’s shareholders, the Company’s stockholders or the limited partners of the Partnership.

     (d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) and shall duly solicit consents and approvals of the limited partners of the Partnership, in each case for the purpose of seeking the Company Equityholder Approval. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement and to cause the Proxy Solicitation Materials to be mailed to the limited partners of the Partnership. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Equityholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by and determined in accordance with the last sentence of Section 6.5(b).

     (e) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders on the same date and at the same time as the Company Stockholders Meeting, unless impracticable (the “Parent Shareholders Meeting”) for the purpose of seeking Parent Shareholder Approval. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders as promptly as practicable after the date of this Agreement. Parent shall, through Parent Board, recommend to its shareholders that they give Parent Shareholder Approval.

     6.2 Other Filings. As soon as practicable following the date of this Agreement, the Company, Parent and MergerCo each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the Company, Parent and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and MergerCo each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

     6.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger. For purposes of this Section 6.3, the obligations of the Company, Parent and MergerCo to use their “reasonable best efforts” to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

     6.4 Fees and Expenses.

     (a) Except as set forth in Sections 6.4(b), 6.4(c) and 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses, except that expenses occurred in connection with filing, printing and mailing of the Joint Proxy Statement/Prospectus and the Proxy Solicitation Materials shall be shared equally by Parent and the Company; provided, however, that the registration fee for the Form S-4 shall be paid by Parent and the filing fee for the Proxy Solicitation Materials shall be paid by the Company.

     (b) If this Agreement is terminated (i) by the Company or by the Parent because Parent Shareholder Approval shall not have been obtained or (ii) by the Company pursuant to Section 8.1(d), Parent shall pay to the Company (subject at the discretion of the Company, to Company escrow to be established in a manner substantially identical to that established by Parent pursuant to Section 8.3(a) hereof) within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

     (c) If this Agreement is terminated (i) by the Company or by Parent because the Company Equityholder Approval shall not have been obtained or (ii) by Parent pursuant to Section 8.1(c), the Company shall pay to Parent (subject to the provision of Section 8.3(a) hereof), within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, financial advisors, and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder.

The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

     6.5 No Solicitations.

     (a) Immediately after the execution of this Agreement, the Company will terminate and cease any ongoing discussions or negotiations with any parties relating to an Acquisition Proposal. Except as permitted by this Agreement, the Company shall not, and shall not authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of the Merger by the stockholders of the Company, if the Company receives a bona fide Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.5(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable law, and (B) the Company Board determines that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall promptly notify (but in any event within one (1) Business Day) Parent of the Company’s first receipt of any Acquisition Proposal or any inquiry with respect to an Acquisition Proposal by such Third Party and of the material terms and conditions thereof. The Company shall provide to Parent as soon as practicable after receipt of delivery thereof copies of any written Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent or MergerCo the identity of the Third Party making any Acquisition Proposal and, except as provided in Sections 6.5(b) and 8.1(e), shall have no duty to notify or update Parent or MergerCo on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

     (b) Subject to Section 8.1(e) hereof, prior to the approval of the Merger by the stockholders of the Company, the Company Board may not (i) withdraw or modify in a manner material and adverse to Parent or MergerCo the Company’s approval or recommendation of the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders or (iii) cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal, unless, in each such case, a Superior Proposal has been made and the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its duties to the Company or its stockholders under applicable law. In the event that the Company Board makes such determination, the Company may enter into a definitive agreement to effect a Superior Proposal, but not prior to forty-eight (48) hours after the Company has provided Parent with written notice (A) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 8.1(e) of this Agreement and (B) setting forth such other information required to be included therein as provided in Section 8.1(e).

     (c) Nothing contained in this Section 6.5 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

     6.6 Officers’ and Directors’ Indemnification.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

     (b) Parent and MergerCo each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and the Company Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and MergerCo each also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule.

     (c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

     (d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

     (e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.6.

     6.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent access upon reasonable notice and at reasonable times without undue interruption to (a) their properties, books, records and contracts; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to any visit to any Company property, and (b) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request to the extent such data or information is reasonably available. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated June 4, 2004 (the “Confidentiality Agreement”).

     6.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NYSE on the Business Day following the date on which this Agreement is signed.

     6.9 Employee Benefit Arrangements.

     (a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention and severance obligations, of the Company or any Company Subsidiary, all of which are listed in Section 6.9(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees listed in said Section 6.9(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, or the Effective Time. In addition, and subject to compliance with applicable law, on and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all promissory note and security agreements listed in Section 6.9(a) of the Company Disclosure Schedule, except as may otherwise be agreed to by the parties thereto; provided, however, that Parent shall not, and shall cause the Surviving Corporation to not, materially modify such agreements.

     (b) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries who remain employed by Parent or the Parent Subsidiaries after the Effective Time (the “Company Employees”) with at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent or the Surviving Corporation for similarly-situated employees of Parent or the Surviving Corporation. Parent represents and warrants that such employee benefits are similar in all material respects in the aggregate to the Employees Programs as in effect just prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits, including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation, to use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such results.

     (c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company’s deferred compensation plans, supplemental retirement plans, management incentive plans, performance cash bonus plans and long-range incentive plans, that in any such case, are listed in Section 6.9(c) of the Company Disclosure Schedule. Except as is otherwise required by the existing terms of the written employment, bonus and severance agreements to which the Company is presently a party and listed in Section 6.9(c) of the Company Disclosure Schedule, future accruals may be (but are not required to be) provided for under any such plan(s) or under any similar plan(s) of the Surviving Corporation or Parent.

     6.10 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger and the Parent Common Shares that may be issued pursuant to the redemption of the OP Units in accordance with the Amended Agreement of Partnership to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     6.11 Company Rights Agreement. The Company Board shall take all further action, if any, in order to render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

     6.12 Affiliates. The Company shall use its reasonable best efforts to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each Company Affiliate to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Stockholders Meeting, a written agreement substantially in the form attached hereto as Exhibit A to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Shares received in the Merger.

     6.13 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 6.13.

     6.14 Coordination of Dividends. After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Shares and the record dates and payment dates relating thereto with that of Parent Common Shares, it being the intention of the parties that the holders of Parent Common Shares or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their Parent Common Shares and/or shares of Company Common Stock and any Parent Common Shares any holder of Company Common Stock receives in exchange therefore in the Merger.

     6.15 Certain Tax Matters.

     (a) The Company (i) shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending with the Merger and (ii) shall not take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (b) Parent (i) shall take all actions, and refrain from taking all actions, as are necessary to ensure that Parent will continue to qualify for taxation as a REIT for U.S. federal income tax purposes and (ii) shall not take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     6.16 Required Financing. Each of Parent and MergerCo hereby agrees to use its best efforts to arrange the financing in respect of the Merger and the transactions contemplated hereby and to satisfy the conditions set forth in the Financing Letter. Parent and MergerCo shall keep the Company informed of the status of their financing arrangements for the Merger and the transactions contemplated hereby, including providing notification to the Company as promptly as possible (but in any event within twenty-four (24) hours) (i) that the Lender may be unable to provide the financing as contemplated by the Financing Letter, or (ii) concerning the inability of Parent or MergerCo to satisfy any of the conditions set forth in the Financing Letter. Parent shall provide written notice to the Company within twenty-four (24) hours after the Lender has given notice to Parent or MergerCo that such Lender will be unable to provide the financing contemplated by the Financing Letter.

     6.17 Execution of Other Agreements. Effective as of the Effective Time, the limited partners of the Partnership shall enter into (i) the Second Amended and Restated Agreement of Limited Partnership Agreement of Sparks Partnership, L.P., in the form attached as Exhibit B, (ii) the Tax, Asset and Income Support Agreement, in the form attached as Exhibit C, and (iii) the Limited Partner Registration Rights Agreement, in the form attached as Exhibit D (the “Registration Rights Agreement”).

     6.18 Redemption of Series C Units. Provided that all of the conditions to the Merger set forth in Article VII have been satisfied or waived, immediately prior to the Effective Time, the Company shall take, and shall cause the Partnership to take, all necessary actions to redeem all of the outstanding Series C Units in accordance with the terms thereof.

     6.19 Registration of Shares Underlying Common Units. Parent agrees to register the Parent Common Shares that may be issued pursuant to the redemption of the common units of limited partnership in accordance with the Registration Rights Agreement.

     6.20 Limited Partner Election. Following the date hereof, the Company, in its capacity as general partner, shall cause the Partnership to provide each of the Limited Partners of the Partnership (not including the limited partner interests held by the Company) with the opportunity to elect on a unit-by-unit basis, subject to consummation of the Merger and the adoption of the Amended Partnership Agreement, one of the following options: (i) to redeem such OP Unit for $31.20 in cash, or (ii) retain such OP Unit subject to the terms of the Amended Partnership Agreement. Parent, the Company and MergerCo agree to use their reasonable best efforts to take all actions necessary or advisable to effect the foregoing.

ARTICLE VII

CONDITIONS TO THE MERGER

     7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Company Equityholder Approval and Parent shall have obtained the Parent Shareholder Approval.

     (b) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     (c) NYSE Listing. The Parent Common Shares issuable to the Company’s stockholders pursuant to this Agreement and the Parent Common Shares that may be issued pursuant to the redemption of the OP units in accordance with the Amended Partnership Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (d) Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger set forth in Section 7.1(d) of the Company Disclosure Schedule to this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

     (e) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

     7.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct, as of the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

     (b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the foregoing effect.

     (c) Tax Opinion. Parent shall have received the opinion of Goodwin Procter LLP, dated as of the Closing Date, in the form attached hereto as Exhibit E.

     (d) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has a Company Material Adverse Change.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

     (a) Representations and Warranties. Those representations and warranties of Parent and MergerCo set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct, as of the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of Parent and MergerCo set forth in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Financial Officer of Parent, dated the Closing Date, to the foregoing effect.

     (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and MergerCo by the Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

     (c) Tax Opinions.

     (i) The Company shall have received the opinion of Goodwin Procter LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion and in customary representation letters to be delivered by Parent and the Company, respectively, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (ii) The Company shall have received the opinion of Locke Liddell & Sapp LLP, dated as of the Closing Date, in the form attached hereto as Exhibit F.

     (d) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or development that, individually or in the aggregate, has a Parent Material Adverse Change.

     (e) Financing. On the Closing Date, Parent shall have the financing necessary to satisfy any and all of Parent’s or MergerCo’s obligations arising under or out of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Company Equityholder Approval or Parent Shareholder Approval:

     (a) by the mutual written consent of Parent, MergerCo and the Company;

     (b) by either of the Company, on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

     (i) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof), or action pursuant to written consent, to obtain the Company Equityholder Approval, the Company Equityholder Approval is not obtained;

     (ii) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Parent Shareholder Approval, the Parent Shareholder Approval is not obtained;

     (iii) if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

     (iv) if the consummation of the Merger shall not have occurred on or before March 31, 2005 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

     (c) by written notice from Parent to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

     (d) by written notice from the Company to Parent if (i) Parent or MergerCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date or (ii) as of the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company through the period ending on the Closing Date, the representation and warranty set forth in

Section 4.21 hereof is not true and correct or the condition set forth in Section 7.3(e) is not satisfied;

     (e) by written notice from the Company to Parent, in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.5; provided, however, that (i) prior to terminating this Agreement pursuant to this Section 8.1(e), the Company shall have provided Parent with at least forty-eight (48) hours prior written notice of the Company’s decision to so terminate, (ii) such termination shall not be effective until such time as the payment of the Break-up Fee shall have been made by the Company and (iii) the Company’s right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company is then in material breach of Section 6.5. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

     (f) by written notice from the Company to Parent, if (A) as of the third (3rd) Business Days before the Expected Closing Date (the “Determination Date”), the Average Parent Common Share Price is less than the Base Share Price, (B) notice shall have been provided to Parent in accordance with the notice provisions hereunder indicating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f), and (C) within one (1) Business Day of receipt of such notice, Parent shall not have delivered written notice to the Company agreeing to increase the Exchange Ratio such that as of the Closing Date, the product of the number of shares of Company Common Stock that convert into the right to receive the Share Consideration times the Exchange Ratio times the Average Parent Common Share Price will be equal to product of the number of shares of Company Common Stock that convert into the right to receive the Share Consideration times the Exchange Ratio times the Base Share Price. In the event the Company serves the notice provided for in (B) above, and the Parent does not agree to increase the Exchange Ratio in accordance with (C) above, then the termination shall become effective at 12:01 a.m. on the following Business Day. The “Average Parent Common Share Price” shall be determined by obtaining the closing prices per share of Parent Common Share on the NYSE (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the fourteen (14) consecutive NYSE trading days ending on the Business Day immediately prior to the Determination Date, discarding the two highest and the two lowest closing prices, and averaging the remaining closing prices. The “Base Share Price” shall be equal to $39.31; provided, however, that the Base Share Price, and the other calculations provided for in this Section 8.2(f) shall be appropriately adjusted if, after the date of this Agreement and on or prior to the Closing Date, the outstanding Parent Common Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or any dividend payable in Parent Common Share shall be declared thereon with a record date within such period, or any similar event shall occur. The “Expected Closing Date” shall be the date mutually agreed upon by the Company and Parent for holding the Closing or, in the absence of such mutual agreement, the later of (x) January 4, 2005 and (y) the Business Day immediately following the obtaining of the Company Equityholder Approval and the Parent Shareholder Approval; or

     (g) by written notice of Parent or MergerCo, if the Company Board shall (A) fail to include a recommendation in the Joint Proxy Statement/Prospectus that the stockholders of the Company vote in favor of the transactions contemplated by this Agreement, (B) withdraw, modify or change, or propose or announce any intention to withdraw, modify or change, in a manner material and adverse to Parent or MergerCo, such recommendation, or (C) approve or recommend, or announce any intention to approve or recommend, any Acquisition Proposal.

     8.2 Effect of Termination.

     (a) Subject to Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.4, the last sentence of Section 6.7, Section 6.8, this Section 8.2 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     (b) If this Agreement is terminated by the Company pursuant to Section 8.1(e), or by Parent or MergerCo pursuant to Section 8.1(g), then the Company shall pay to Parent, subject to the provisions of Section 8.3(a), an amount in cash equal to $50,000,000 (the “Break-up Fee”). Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (i) in the case of termination of this Agreement by the Company under Section 8.1(e) promptly after the date of consummation of such Acquisition Proposal or (ii) in the case of termination of this Agreement by Parent or MergerCo under Section 8.1(g), within three (3) Business Days after the date of termination.

     (c) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or MergerCo (i) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

     (d) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-up Fee, and, in order to obtain such payment, Parent commences a suit that results in a final adjudication on the merits against the Company for the Break-up Fee, the Company shall pay to Parent interest on the Break-up Fee from and including the date payment of the Break-up Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made.

     8.3 Payment of Amount or Expense.

     (a) In the event that the Company is obligated to pay Parent the Break-up Fee pursuant to Section 8.2(b) or the Company or Parent is obligated to pay the other the expenses set forth in Section 6.4(c)(collectively, the “Section 8.2 Amount”), the Company or Parent (the “Payor”) shall pay to the other party (the “Payee”) from the applicable Section 8.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Section 8.2 Amount and (ii) the sum of (1) the maximum amount that can be paid to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) (H) or 856(c)(3)(A) (I) of the Code (“Qualifying Income”), as determined by the Payee’s independent certified public accountants, plus (2) in the event the Payee receives either (X) a letter from the Payee’s counsel indicating that the Payee has received a ruling from the IRS described in Section 8.3(b)(ii) or (B) an opinion from the Payee’s outside counsel as described in Section 8.3(b)(ii), an amount equal to the Section 8.2 Amount less the amount payable under clause (1) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 8.2 Amount with an escrow agent selected by the Payor and on such terms (subject to Section 8.3(b)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Section 8.2 Amount pursuant to this Section 8.3(a) shall be made at the time the Payor is obligated to pay the Payee the such amount pursuant to Section 6.4(c) or Section 8.2(b), as applicable, by wire transfer or bank check.

     (b) The escrow agreement shall provide that the Section 8.2 Amount in escrow or any portion thereof shall not be released to the Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 8.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 8.2 Amount to the Payee. The Payor agrees to amend this Section 8.3 at the request of the Payee in order to (x) maximize the portion of the Section 8.2 Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 8.3(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(b). The escrow agreement shall also provide that any portion of the Section 8.2 Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

     8.4 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and the shareholders of Parent; provided, however, that after any such stockholder or shareholder approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without obtaining such approval.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent or MergerCo:

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, TX 77046
Attention: Richard J. Campo
Facsimile: (713) 572-4440

with a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, TX 75201
Attention: Bryan L. Goolsby
Facsimile: (214) 740-8800

(b)	if to the Company:

Summit Properties Inc.
309 E. Morehead Street, Suite 200
Charlotte, NC 28202
Attention: Steven R. LeBlanc
Facsimile: (704) 632-3237
with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Gilbert G. Menna, P.C.
Facsimile: (617) 523-1231

     9.2 Certain Definitions. For purposes of this Agreement, the term:

     “Acquisition Proposal” shall mean any proposal or offer for any (a) merger, consolidation or similar transaction involving the Company, the Partnership or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for the references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock or outstanding equity interest of the Partnership, (e) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or the Partnership or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

     “Aggregate Cash Consideration” shall mean $13.8057 multiplied by the number of issued and outstanding shares of Company Common Stock at the Effective Time.

     “Affiliate” of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

     “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Change” means, with respect to the Company, an effect, event or change which has a material adverse effect on the assets or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Company Material Adverse Effect” means, with respect to the Company, an effect, event or change which has a material adverse effect on the assets, results of operations, or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this

Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes or other natural disasters or (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Election Deadline” shall mean 5:00 p.m., Eastern Time, on three (3) Business Days before the date of the Company Stockholders Meeting or such other date as Parent and the Company shall mutually agree upon.

     “Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “GAAP” means generally accepted accounting principles as applied in the United States.

     “Hazardous Materials” means any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     “Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

     "IRS” means the United States Internal Revenue Service.

     “Material Contracts” shall mean with respect to any Person: (a) all contracts, agreements or understandings with a customer of such Person or its Subsidiaries in the last fiscal year where such customer contracts, agreements or understandings in the aggregate account for more than 10% of such Person’s annual revenues; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 10% of such Person’s consolidated annual revenues; and (c) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

     “NYSE” means the New York Stock Exchange.

     “Parent Material Adverse Change” means, with respect to the Parent, an effect, event or change which has a material adverse effect on the assets or financial condition of the Parent and the Parent Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Parent and the Parent Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (e) any decline in the market price, or change in trading volume, of the capital stock of the Parent or any failure to meet publicly announced revenue or earnings projections.

     “Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which has a material adverse effect on the assets, results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes or other natural disasters or (f) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections.

     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

     “Superior Proposal” means an Acquisition Proposal (substituting for purposes of such definition 50% for 20%) which the Company Board believes is more favorable to the stockholders of the Company than the Merger (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation and the likelihood of such Acquisition Proposal being consummated).

     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     “Taxes” means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

     9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Share Consideration Value”	Section 2.7(a)
“Agreement”	Preamble
“Amended Partnership Agreement”	Section 6.1
“Articles of Merger”	Section 1.3
“Average Parent Common Share Price”	Section 8.1(f)
“Base Share Price”	Section 8.1(f)
“Break-up Fee”	Section 8.2(b)
“Cash Consideration”	Section 2.1(d)
“Cash Election Shares”	Section 2.3(d)
“Certificate”	Section 2.1(e)
“Certificate of Merger”	Section 1.3
“Claim”	Section 6.6(b)
“Closing”	Section 1.4
“Closing Date”	Section 1.4
“Code”	Recitals

“Commitment”	Section 3.9
“Common Preferred Stock”	Section 3.3(a)
“Company”	Preamble
“Company Affiliates”	Section 6.12
“Company Board”	Recitals
“Company Common Stock”	Section 2.1(c)
“Company Disclosure Schedule”	Article III
“Company DRIP”	Section 2.7(d)
“Company Employees”	Section 6.9(b)
“Company Equityholder Approval”	Section 6.1(b)
“Company ESPP”	Section 2.7(c)
“Company Excess Stock”	Section 3.3(a)
“Company Option”	Section 2.7(a)
“Company Preferred Stock”	Section 3.3(a)
“Company Properties”	Section 3.11
“Company Recommendation”	Section 6.1(d)
“Company Rights Agreement”	Section 3.2(b)
“Company SEC Reports”	Section 3.7(a)
“Company Stock Option Plans”	Section 2.7(a)
“Company Stockholders Meeting”	Section 6.1(d)
“Company Subsidiaries”	Section 3.1(b)
“Confidentiality Agreement”	Section 6.7
“Delaware Courts”	Section 9.9(b)
“Determination Date”	Section 8.2(f)
“DGCL”	Recitals
“Drop Dead Date”	Section 8.1(b)
“DSOS”	Section 1.3
“Effective Time”	Section 1.3
“Election Form”	Section 2.3(b)
“Employee Programs”	Section 3.13(a)
“Encumbrances”	Section 3.11
“Exchange Agent”	Section 2.3(a)
“Exchange Ratio”	Section 2.1(d)
“Expected Closing Date”	Section 8.1(f)
“Financing Letter”	Section 4.21
“Form S-4”	Section 6.1(a)
“Governmental Entity”	Section 3.6
“Indemnified Parties”	Section 6.6(a)
“Joint Proxy Statement/Prospectus”	Section 6.1(a)
“Lender”	Section 4.21
“Merger”	Recitals
“MergerCo”	Preamble
“Merger Consideration”	Section 2.1(e)
“MGCL”	Recitals
“Non-Election Shares”	Section 2.3(d)
“OP Units”	Section 3.3(h)
“Option Payment”	Section 2.7(a)
“Other Filings”	Section 6.2

“Parent”	Preamble
“Parent Board”	Recitals
“Parent Common Shares	Section 2.1(a)
“Parent Disclosure Schedule”	Article IV
“Parent OP Shares”	Section 4.3(a)
“Parent OP Units”	Section 4.3(h)
“Parent Options”	Section 4.3(a)
“Parent Partnership”	Section 4.3(h)
“Parent Partnership Agreements”	Section 4.3(a)
“Parent Preferred Shares”	Section 4.3(a)
“Parent Properties”	Section 4.11
“Parent SEC Reports”	Section 4.7
“Parent Share Option Plans”	Section 4.3(a)
“Parent Shareholder Approval”	Section 6.1(b)
“Parent Shareholders Meeting”	Section 6.1(e)
“Parent Subsidiaries”	Section 4.1(b)
“Partnership”	Section 3.3(h)
“Partnership Agreement”	Section 3.3(a)
“Payee”	Section 8.3(a)
“Payor”	Section 8.3(a)
“Property Restrictions”	Section 3.11
“Proxy Solicitation Materials”	Section 6.1(a)
“Qualifying Income”	Section 8.3(a)
“Reallocated Cash Shares”	Section 2.3(i)
“Reallocated Stock Shares”	Section 2.3(i)
“Registration Rights Agreement”	Section 6.17
“REIT”	Section 3.10
“SDAT”	Section 1.3
“Section 8.2 Amount”	Section 8.3(a)
“Securities Laws”	Section 3.7(a)
“Series C Units”	Section 5.1(a)
“Share Consideration”	Section 2.1(d)
“Share Election Shares”	Section 2.3(d)
“Surviving Corporation”	Section 1.1
“Tax Protection Agreement”	Section 3.10
“Third Party”	Section 6.5(a)

     9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 6.6 and 6.9 and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of either Parent, MergerCo or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

     9.6 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Sections 6.6 and 6.9 are intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in North Carolina, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.6 and 6.9 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     9.9 Choice of Law/Consent to Jurisdiction.

     (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     (b) Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent and MergerCo does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware as such agent, and the Company does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware as such agent.

     9.10 Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

     9.11 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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     IN WITNESS WHEREOF, Camden Property Trust, Camden Sparks, Inc. and Summit Properties Inc. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAMDEN PROPERTY TRUST

By:	/s/ Richard J. Campo

Name: Richard J. Campo
Title: Chairman of the Board and Chief Executive Officer

CAMDEN SPARKS, INC.

By:	/s/ Richard J. Campo

Name: Richard J. Campo
Title: Chairman of the Board and Chief Executive Officer

SUMMIT PROPERTIES INC.

By:	/s/ Steven R. LeBlanc

Name: Steven R. LeBlanc
Title: President and Chief Executive Officer